Exhibit 5(a)

January 30, 2004

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I and other members of my staff have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the issuance of up to 650,974,529 shares of the Company’s common stock, 1,912,250 depositary shares, each representing a one-fifth interest in a share of 6.75% Perpetual Preferred Stock, and 3,500,000 depositary shares, each representing a one-fifth interest in a share of Fixed/Adjustable Rate Cumulative Preferred Stock (collectively, the “Shares”). The Shares are to be issued by the Company in connection with the merger of FleetBoston Financial Corporation with and into the Company (the “Merger”).

In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law, as I have deemed necessary or appropriate. Based on the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares in connection with the Merger, and when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued in accordance with the terms and conditions set forth in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

I hereby consent to be named in the Registration Statement and in the related joint proxy statement-prospectus contained therein as the attorney who passed upon the legality of the Shares, and to the filing of a copy of this opinion as Exhibit 5(a) to the Registration Statement.

Very truly yours,

/s/ Paul J. Polking

Paul J. Polking

Executive Vice President and General Counsel

Bank of America Corporation